Exhibit 10.16

EXHIBIT A - AWARD AGREEMENT - TERMS AND CONDITIONS

The terms and conditions set forth in this Exhibit A, together with the 2011 Incentive Stock Plan (the “Award Plan”) and the Notice of Grant Award (the “Notice”) constitute the Award Agreement.

1.   Grant of Restricted Stock.  As of the effective date indicated on the notice (the “Grant Date”), the Company irrevocably grants to the employee named in the Notice (the “Grantee”) the number of shares of restricted stock indicated in the Notice (the “Restricted Stock”), upon the terms and conditions set forth in the Award Plan, the Notice, and this Exhibit A.   The Restricted Stock will vest in increments according to the vesting schedule set forth in the Notice (for each increment, the “Restriction Period”).  Upon vesting, the Restriction Period will end with respect to the applicable number of shares of Restricted Stock, and such Restricted Stock will become free of all restrictions.

2.   Terms and Conditions.

(a)  Vesting during the Restriction Period.  Subject to the terms and conditions of this Award Agreement and those of the Award Plan, the Restriction Period will lapse with respect to the specified number of shares as set forth in the vesting schedule on the Notice.  Upon the Grantee’s Termination Date (as defined below) during the Restriction Period, all shares of Restricted Stock not theretofore vested shall be forfeited.  For purposes of this Award Agreement, Grantee’s Termination Date means the date on which Grantee’s Continuous Service Status ceases, and “Continuous Service Status” means the absence of any interruption or termination of service as an employee, a member of the Board, or a consultant of the Company.  Continuous Service Status shall not be considered interrupted or terminated in the case of (1) Company approved sick leave; (2) military leave; or (3) any other bona fide leave of absence approved by the Company, provided that such leave is not for a period in excess of ninety (90) days, unless reemployment is guaranteed by contract, statute or Company policy.  Continuous Service Status shall not be considered interrupted or terminated in the case of a transfer between the Company and its Affiliates, or a change in status from or to employee, director or consultant of the Company.

(b)  Nontransferability.  The Restricted Stock shall not be transferable other than by will or the laws of descent and distribution.

(c)  Withholding Taxes.  In no event shall shares of unrestricted common stock be delivered to the Grantee until the Grantee has paid to the Company in cash the amount of any taxes of any kind required by law to be withheld with respect to the Restricted Stock, and the Company shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee.

(d)  Rights as Stockholder.  Except as otherwise specifically provided in this Award Agreement, during the Restriction Period Grantee shall have the right to vote the Restricted Stock.  If the Company declares and pays cash dividends during the Restriction Period, the Grantee shall be paid such dividends with respect to such Restricted Stock following expiration of the Restriction Period.

(e)  No Right to Continued Employment.  Neither the grant of Restricted Stock nor any terms contained in this Award Agreement shall confer upon the Grantee any express or implied right to be retained in the employment of or in a consulting relationship with the Company or an Affiliate for any period or at all, nor restrict in any way the right of the Company or any Affiliate, which right is hereby expressly reserved, to terminate the Grantee’s employment or consulting relationship at any time with or without cause.  The Grantee acknowledges and agrees that the restrictions on the Restricted Stock lapse only in connection with continuing to provide services to the Company or its Affiliates, or satisfaction of any other applicable terms and conditions contained in this Award Agreement and the Award Plan, and not through the act of being hired, being granted the Restricted Stock or acquiring shares of stock hereunder.

(f)    Inconsistency with Award Plan.  Notwithstanding any provision herein to the contrary, the Restricted Stock provides the Grantee with no greater rights or claims than are specifically provided for under the Award Plan.  If and to the extent that any provision contained in this Award Agreement is inconsistent with the Award Plan, the Award Plan shall govern.

(g)   Compliance with Laws and Regulations.  The obligation of the Company to sell and deliver shares of Restricted Stock hereunder shall be subject in all respects to (i) all applicable federal, state and other laws, rules and regulations; and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Compensation Committee of the Company’s Board of Directors shall, in its sole discretion, determine to be necessary or applicable.  If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of shares of stock upon any national securities exchange or under any state, federal or other law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for shares of stock to the Grantee or any other person unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

(h)   Issuance of Shares.  During the Restriction Period, the Restricted Stock shall be evidenced by a book-entry in the Company’s stock records in the Grantee’s name, which shall be subject to a stop transfer order consistent with this Award Agreement and the Award Plan.  Subject to Section 2(c) hereof (pertaining to the withholding of taxes), as soon as practicable after the applicable portion of the Restriction Period lapses (provided there has been no prior forfeiture of the Restricted Stock pursuant to the terms of this Award Agreement and the Award Plan), the Company shall issue (or cause to be delivered) the shares of stock to the Grantee or to Grantee’s personal representative, in book-entry or certificate form.

3.      General Provisions.

(a)    Governing Law.  The validity, interpretation, construction and performance of this Award Agreement shall be governed by the laws of the State of Georgia applicable to contracts executed and to be performed entirely within such state, without regard to the conflict of law provisions thereof.

(b)   Severability.  If any of the provisions of this Award Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.

(c)    Modification.  Except as otherwise permitted by the Award Plan, this Award Agreement may not be modified or amended, nor may any provision hereof be waived, in any way except in writing signed by the parties hereto.

(d)   Counterparts.  This Award Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

(e)   Section 83(b) Election. The Grantee may, within thirty (30) days following the Grant Date, make an irrevocable election under Section 83(b) of the Code.  Please consult with your personal tax advisor as to whether an election of this nature will be in your best interests in light of your personal tax situation.  You may contact the Company for election forms and instructions.